TRUST AGREEMENT FOR AMERICAN STANDARD INC.
           LONG-TERM INCENTIVE COMPENSATION PLAN

     This Trust Agreement dated as of January 1, 1993, by and among ASI Holding Corporation, a Delaware corporation; its wholly-owned subsidiary, American Standard Inc.; and Robert M. Kennedy, as Trustee; provides, on the terms and conditions hereinbelow set forth, for the establishment and administration of a trust to hold shares of ASI Holding Corporation common stock issued as payouts under the American Standard Inc. Long-Term Incentive Compensation Plan.

1.   Definitions.
     For purposes of this Trust Agreement, the following definitions shall apply:

     1.1.  Appraisal means the independent appraisal of Fair
Market Value used for purposes of the Stockholder Agreements.

     1.2. Appraisal Date means any date as of which an Appraisal is made.
     1.3. Beneficiary means any one person or trust appointed by a Participant in an unrevoked writing filed with the Company directing that, in the event of such Participant's death, all of such Participant's rights under and interests in the Trust shall vest in such person or trust: provided that a Participant's Beneficiary shall be deemed to be the estate or legal representative of such Participant if such written appointment is revoked and not replaced by another such written appointment filed with the Committee, or if a Participant's Beneficiary does not survive such Participant.


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      1.4.  Board means the Board of Directors of the Company or of Holding, as specified herein.

      1.5. Call Election means the delivery by Holding or the Company to a Participant (or, in the event of such Participant's death, to his Beneficiary), with a copy to the Trustee, of an irrevocable Call Election in the form attached as Exhibit A hereto, requiring the Trustee to sell to Holding or the Company, in accordance with Section 6.1 hereof, all Shares credited to such Participant's Share Award Account. A Call Election may be delivered to or with respect to a Participant at any time within the period commencing on his Termination Date and ending on the earlier of (x) 60 days thereafter and (y) receipt by the Company of such Participant's (or, in the event of his death, his Beneficiary's) Put Election.

     1.6. Committee means the Management Development Committee of the Company's Board.

     1.7. Common Stock means the common stock, par value $0.01 per share, of Holding.

     1.8 Company means American Standard Inc., a Delaware corporation.

     1.9. Creditor means a general creditor of the Company or Holding and Judgment Creditor means a Creditor who has obtained a judgment against the Company or Holding from a court of competent jurisdiction and who has made written demand to the Company or Holding, as appropriate, for payment on such judgment which has gone unsatisfied for at least 180 days.

     1.10. Fair Market Value means the fair market value of shares of Common Stock, as determined by an Appraisal.

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    1.1l. Financing Documents means any and all debt instruments or agreements entered into or issued by Holding, the Company or any of their subsidiaries or to which any of them is a party or by which any of them is bound.

    1.12. Holding means ASI Holding Corporation, a Delaware corporation of which the Company is a wholly-owned subsidiary.

    1.13. Insolvent means the inability to pay debts as they mature or being subject to proceedings as a debtor under the United States Bankruptcy Code, and Insolvency means the state of being insolvent.

     1.14. IPO means a public offering as a result of which, after giving effect thereto and to any action described in
Section 9 hereof, an aggregate of at least 25% of the Common Stock has been sold and is outstanding and is traded on a national securities exchange or in the over-the-counter market.

     1.15. Payout Date means a date on which a Plan Payout is made.
     1.16.  Plan means the American Standard Inc. Long-Term
Incentive Compensation Plan as in effect from time to time.

     1.17.  Plan Payout means a payment under the Plan.

     1.18. Prime Rate means the minimum commercial lending rate in effect from time to time as charged by Morgan Guaranty Trust
Company of New York on its New York loans.

     1.19. Purchase Price means the price at which Shares are purchased by Holding from the Trust pursuant to Section 6.2 hereof.
     1.20. Put Election means the delivery to the Company (with a copy to the Trustee) by a Participant (or by the Beneficiary of
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a deceased Participant) of an irrevocable Put Election in the form attached as Exhibit B hereto, requiring all Shares credited to such Participant's Share Award Account to be purchased by Holding or the Company from the Trustee in accordance with
Section 6.1 hereof. A Put Election may be delivered at any time within 60 days after a Participant's Termination Date.

     1.21.  Share means a share of Common Stock.

     1.22. Stockholder Agreements the Stockholder Agreements dated as of July 7, 1988, as amended, among Kelso ASI Partners, L.P., Holding, and each individual Management Stockholder (as defined therein).

     1.23. Termination Date of a Participant means the date on which such Participant's employment with the Company terminates for any reason, including death.

     1.24. Trust means the trust fund established under this Trust Agreement.

     1.25. Trustee means R. M. Kennedy or such successor trustee as shall be appointed by the Company pursuant to Section 19 hereof.
     1.26. Valuation Date means a date on which the results of an Appraisal are received by Holding.

2.   Establishment and Duration of Trust.
            The Trust is hereby established under the Plan to fulfill certain obligations thereunder of the Company to Participants. The Trust shall continue for such time as may be necessary to accomplish the purpose for which it has been created; provided that as soon as practicable after an IPO, the Trustee shall, unless otherwise instructed in writing by the Committee, distribute to each Participant or his Beneficiary the
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number of Shares or, if and to the extent funded by the Company or Holding pursuant to Section 8.1 hereof, the sum of cash (including accrued interest) credited to such Participant's Share Award Account, in which case the Trust shall terminate as soon as practicable after the completion of all such distributions.

3.  Contribution of Shares to Trust.
          As of the Payout Date for any Plan Payout consisting in whole or in part of Shares, Holding or the Company shall contribute to the Trust, for credit to the Share Award Account of each Participant who is granted such a Plan Payout, that number of whole and fractional Shares, valued at their Fair Market Value as of the last Appraisal Date before such Payout Date, purchasable by that portion of the cash value of such Plan Payout consisting of Shares; provided that if such Payout Date coincides with an Appraisal Date, the number of such Shares contributed to the Trust shall be determined on the basis of their Fair Market Value as of such coincident Appraisal Date. When a Payout Date occurs before the Valuation Date for the Appraisal Date applicable to such Payout Date, as provided above, such Shares shall be contributed to the Trust and credited to a Participant's Share Award Account as of five business days after such Valuation Date.

4.  Share Award Accounts.
     Each Participant's Share Award Account shall record:
          (a) the number of Shares and fractions thereof credited to such Share Award Account as a Plan
               Payout;

          (b) the Payout Date with respect to which each such Plan Payout was made; and

          (c) any amounts, including accrued interest, credited to such Share Award Account for or with respect to
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any such Shares purchased by Holding from the Trustee pursuant to
Section 6.1 hereof.

5.   Voting Rights.
     Shares credited to Share Award Accounts shall be voted by the Trustee as directed in writing by the Company.

6.1. Distributions from Trust.
     Subject to Section 8.1 hereof, upon the termination of a Participant's employment, such Participant (or, in the event of his death, his Beneficiary) shall be entitled to a distribution from the Trust of all Shares credited to his Share Award Account; provided, however, that in lieu of such distribution, each such Participant (or his Beneficiary) shall have the right, exercisable by timely delivery of a Put Election, to require Holding or the Company to purchase from the Trust, as of such Participant's Termination Date, and Holding or the Company shall have the right, exercisable by its timely delivery of a Call Election, to require the Trustee to sell to Holding or the Company, as of such Participant's Termination Date, all such Shares at the Purchase Price set forth in Section 6.2 hereof and on the payment terms set forth in Sections 8.1 and 8.2 hereof. The Trustee shall have the right to delay distribution of Share certificates until the expiration of the periods during which such Put and Call Elections may be made.

6.2. Determination of Purchase Price.
     If the Termination Date of a Participant by or with respect to whom a Put or Call Election is made pursuant to Section 6.1 hereof occurs on or before October 31 in any year, the Purchase Price for the Shares credited to such Participant's Share Award Account shall be their Fair Market Value determined as of the last Appraisal Date before such Termination Date. If such Participant's Termination Date occurs after October 31 in any year, the Purchase Price for such Shares shall be their Fair
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Market Value determined as of the first Appraisal Date after such
Termination Date.

6.3. Crediting of Purchase Price.
     If a timely Put or Call Election is made by or with respect to a Participant, an unfunded amount equal to the Purchase Price for the Shares credited to his Share Award Account shall be retroactively entered as a credit to his Share Award Account as of the Participant's Termination Date.


7.   Issuance of Share Certificates.
     If Holding or the Company makes no Call Election, and a Participant (or, in the event of his death, his Beneficiary) makes no Put Election during the respective periods in which each such election may be made, Holding or the Company shall deliver to the Trustee, as soon as administratively practicable after the expiration of such periods, a certificate or certificates evidencing the Shares credited to such Participant's Share Award Account. Any certificate so issued shall bear upon its face the following legend:


     The transfer of the shares of stock represented by this certificate is restricted by the terms of the Trust Agreement dated as of January 1, 1993 among ASI Holding Corporation, American Standard Inc. and R. M. Kennedy, as Trustee, established under the American Standard Inc. Long-Term Incentive Compensation Plan. Copies of said Trust Agreement and of said Plan are on file with the issuer.


Such certificate shall be registered in the name of, and shall be held in the Trust by, the Trustee, and the Trustee shall transfer
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such certificate to such Participant (or his Beneficiary) only upon the termination of the Trust.

8.1. Interest on Payments Credited to Share Award Accounts

     The unfunded Purchase Price amount entered as a credit to a Participant's Share Award Account pursuant to Section 6.3 hereof shall accrue interest at the Prime Rate from such Participant's Termination Date to the date of termination of the Trust. On such latter date, Holding or the Company shall, to the extent permitted by Section 8.2, pay to the Trustee, for distribution to such Participant (or to his Beneficiary), the amount, including accrued interest, entered as a credit to such Participant's Share Award Account.

8.2. Other Deferred Payments.

     Notwithstanding Section 8.1, no payment shall be made by the Company or Holding hereunder upon the termination of the Trust to the extent that (x) the making of such payment is prohibited by any Financing Documents, (y) a default has occurred under any Financing Document and is continuing, or (z) such payment would, or in the opinion of the Company's or Holding's Board expressed in a duly adopted resolution might, reasonably be expected to result in the occurrence of an event of default under any Financing Document or create a condition which would or might reasonably be expected, with notice or lapse of time or both, to result in such an event of default. If the Company or Holding is unable to pay any amount when due hereunder, in whole or in part, by reason of this Section 8.2, then the unpaid balance of such amount shall accrue interest at the Prime Rate from the date when due to the date such amount is paid in full.



9.   Changes in Capital Structure.
     In the event of the payment of any dividend payable in, or
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the making of any distribution of, Shares to holders of record of
Shares during the period any Shares awarded under the Plan are credited to a Participant's Share Award Account; or in the event of any stock split, combination of Shares, recapitalization or other similar change in the authorized capital stock of Holding during such period; or in the event of the merger or consolidation of Holding into or with any other corporation or the reorganization, dissolution or liquidation of Holding during such period; (i) there shall be credited to such Participant's Share Award Account such new, additional or other shares of capital stock of any class, or other property (including cash), as such Participant would be entitled to receive as a matter of law if such Participant were a shareholder of Holding at the time of such event.

10.  Administration.
     This Trust Agreement shall be administered by the Company, which shall have full power and authority (to the extent not inconsistent with the terms and purposes of the Plan and this Trust Agreement) to interpret and carry out the terms of, and to establish, amend or rescind rules and regulations relating to, this Trust Agreement; to direct the Trustee with respect to the Trustee's exercise of voting rights, as specified in Section 5 hereof; to appoint a recordkeeper for this Trust Agreement and to rescind any such appointment; and to take such other actions and to make such other determinations relating to this Trust Agreement as may be necessary or advisable in connection with the Plan.
     All forms required to be filed hereunder and all other communications with respect hereto shall be addressed to Holding, the Company or the Trustee, as the case may be, in care of the Secretary, American Standard Inc., 1114 Avenue of the Americas, New York, New York 10036-7776 or to such other address as the Company may designate from time to time.

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11.  Trust Subject to Creditor Claims.
     Notwithstanding any other provision of this Trust Agreement or the Plan, the Trustee shall hold the assets of the Trust for the benefit of Creditors to the extent provided in Sections 12 and 13 hereof. Under this Trust Agreement, Participants and Beneficiaries have only the unsecured promises of the Company and Holding to pay benefits from the Trust. The rights hereunder of Participants and Beneficiaries are no greater than the rights of any other unsecured Creditor, and do not constitute any right against or security interest in the Trust.

12.  Effects of Insolvency.
     Upon receipt of any written allegation of the Insolvency of the Company or Holding, the Trustee shall suspend the making of any distribution from the Trust and shall immediately notify the Company or Holding, as applicable, in writing of such allegation. Within 30 days of receipt of such an allegation, the Trustee shall determine whether the Company or Holding, as applicable, is Insolvent. If the Trustee determines the Company or Holding to be Insolvent, or if the Trustee otherwise has actual knowledge that the Company or holding is Insolvent, the Trustee shall hold the Trust for the benefit of the Creditors until otherwise instructed by a court of competent jurisdiction. If the Trustee determines that the Company or Holding, as the case may be, is not Insolvent, the Trustee shall resume making appropriate distributions from the Trust to Participants and Beneficiaries in accordance with this Agreement. Notwithstanding the foregoing, if the Board, the Chief Executive Officer or the Chief Financial Officer of the Company or Holding, as appropriate, delivers to the Trustee a sworn statement that the Company or Holding, as the case may be, is Insolvent, the Trustee shall make distributions from the Trust only as directed by a court of competent jurisdiction.

13.  Judgment Creditor Claims.
      In addition to the rights of Creditors set forth in Section
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12 hereof, and notwithstanding any other provision of this Trust
Agreement, the assets of the Trust shall at all times be available to satisfy claims of Judgment Creditors. Upon receipt by the Trustee of proof satisfactory to the Trustee that a Creditor is a Judgment Creditor, the Trustee shall satisfy the claim of such Judgment Creditor, to the extent possible, from the assets of the Trust, and the Trustee shall be fully indemnified hereunder in satisfying such claim.

14. Distributions Due to Certain Tax Consequences. Notwithstanding any provision of this Trust Agreement other than Sections 12 and 13 hereof, if a Participant (or Beneficiary) is determined to be subject to United States federal income tax on any portion of his interest in the Trust prior to the time of distribution of such interest, that portion of such interest shall be distributed by the Trustee to such Participant or Beneficiary. A portion of a Participant's (or Beneficiary's) interest in the Trust shall be determined to be subject to federal income tax upon the earliest of (i) receipt by the Participant or Beneficiary of a notice of deficiency from the United States Internal Revenue Service with respect to such interest which is not contested by such Participant or Beneficiary; (ii) execution of a closing agreement between the Participant (or Beneficiary) and the Internal Revenue Service which provides that such interest is includable in the Participant's (or Beneficiary's) gross income; and (iii) a final determination by the United States Tax Court or any other federal court which holds that such interest is includable in the Participant's (or Beneficiary's) gross income.


15.  Reports and Records.
     The Trustee shall:
          (a) keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions in the Trust as he shall deem
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necessary and proper with respect to his administration of the
Trust, and permit inspection of such accounts, records and assets of the Trust by any duly authorized representative of the Company or Holding at any time during usual business hours;

          (b) make such periodic reports to the Company and Holding as they shall reasonably request;

          (c) prepare and timely file such tax returns and other reports, together with supporting data and schedules, as may be required of the Trustee by law, with any taxing authority or any other government authority, whether local, state or federal.
16.  Taxes.
       Holding and the Company agree that all income, deductions and credits of the Trust belong to them as owner for income tax purposes and shall be included on Holding's and/or the Company's tax returns. Holding or the Company shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust, the income or any property forming a part thereof, or any security transaction pertaining thereto. Any amounts distributed from the Trust shall be reduced by the amount of any withholding taxes required by law, and the Trustee shall have the responsibility to withhold and pay such amounts to the appropriate governmental authorities. The Trustee shall inform the Company or Holding in writing of all amounts withheld and of all distributions hereunder to a Participant or Beneficiary. The Trustee shall be entitled to satisfy such withholding tax obligations and payments to a Participant or Beneficiary by retaining an appropriate number of Shares and selling such Shares to Holding.
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17.1. Expenses of the Trustee.
      The Company or Holding shall reimburse the Trustee for any expenses incurred by the Trustee including, but not limited to, all proper charges and disbursements of the Trustee, and reasonable fees for legal services rendered to the Trustee (whether or not rendered in connection with a judicial or administrative proceeding). The Trustee's entitlement to reimbursement hereunder shall not be affected by the resignation or removal of the Trustee or by the termination of the Trust.

17.2. Indemnification of Trustee.
      The Company or Holding shall indemnify, defend and hold the Trustee harmless from and against any claim, liability, cost or expense (including reasonable attorneys' fees) asserted against, imposed on or suffered or incurred by the Trustee in the good-faith carrying out of his duties and responsibilities hereunder and in his good-faith compliance with any written instructions delivered to him by the Company or Holding with respect thereto.

18.   Resignation and Removal of Trustee.
      The Trustee may be removed by the Company at any time.
The Trustee may resign at any time upon notice in writing to the Company.

19.    Successor Trustee.
       Upon the removal or resignation of the Trustee, the Company may designate a successor Trustee to act hereunder, which shall have the same powers and duties as those conferred upon the Trustee. Upon such designation, and upon the written acceptance of the successor Trustee, the former Trustee shall, if necessary, assign, transfer and pay over to such successor Trustee the assets then constituting the Trust. A successor Trustee shall have all the rights and powers under this Trust Agreement as an original Trustee.


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20.  Amendment of Trust.
     The Company or Holding may amend, in whole or in part, any or all of the provisions of this Trust Agreement, provided that no such amendment may affect the rights, protections, duties or responsibilities of the Trustee without his consent and, provided further, that no such amendment may permit any part of the corpus or income of the Trust to be returned or diverted to the Company or Holding except with respect to the purchase of Shares credited to the Share Award Accounts of Participants as of the termination of their employment, in accordance with Section 6.1 hereof.

21.  No Right of Alienation or Employment.
     Except as required in Sections 11 through 13 hereof, at no time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries shall any part of the corpus and/or income of the Trust be used for, or diverted to purposes other than for the exclusive purpose of providing benefits to Participants and their Beneficiary. No Participant or Beneficiary shall have any right or interest in the assets of the Trust which is greater than the rights of any Creditor. The assets of the Trust shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. This Trust Agreement does not give any Participant a right to continued employment with the Company or any subsidiary or affiliate therof.
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22.  Headings.
     Section headings in this Trust Agreement are for reference only. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

23.  Construction.
     This Trust Agreement shall be construed and regulated by the laws of the State of New York except where such laws are superseded by federal laws.

24.  Successors.
     This Trust Agreement shall be binding upon, and the powers herein granted to the Company, Holding and therustee, respective-ly, shall be exercisable by, the respective successors and assigns of the Company, Holding and the Trustee.

25.  Separability.
     If any part of this Trust Agreement shall be found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof. Such invalid or unenforceable part shall be fully separable and this Trust Agreement shall be construed and enforced as if such part had not been inserted herein.

26.  Gender and Number.
     Whenever used herein, the masculine shall be interpreted to include the feminine and neuter, the neuter to include the masculine and feminine, the singular to include the plural and the plural to include the singular, in each case unless the context requires otherwise.

27.  Assignment.
     The benefits payable under this Trust Agreement may not be assigned, alienated, pledged, attached or garnished.

     IN WITNESS WHEREOF, each of the parties hereto has executed
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or caused to be executed this Trust Agreement as of the date and year first written above.

                         AMERICAN STANDARD INC.
                         By:/s/ Fred A. Allardyce
                         Name:  Fred A. Allardyce
                         Its:   Vice President &
                               Chief Financial Officer


                         ASI HOLDING CORPORATION
                         By:/s/ Fred A. Allardyce
                         Name:  Fred A. Allardyce
                         Its:   Vice President &
                               Chief Financial Officer


                         THE TRUSTEE:
                         /s/Robert M. Kennedy
                            ROBERT M. KENNEDY


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